Exhibit 10.1
Certain portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment. Such omitted portions are marked with brackets [ ] and an asterisk*.
RESEARCH AND FEASIBILITY AGREEMENT
C060616
     This Research and Feasibility Agreement (this “Agreement”) is dated as of March 26, 2007 by and between Electro-Optical Sciences, Inc., a Delaware corporation (“EOS”), and L’Oreal, a corporation organized under French law (“L’Oreal”) (EOS and L’Oreal each a “Party”, and collectively, the “Parties”).
RECITALS
     1.1. WHEREAS, EOS has developed and owns certain proprietary EOS Technology (as defined below), for which it is seeking regulatory approval in various jurisdictions;
     1.2. WHEREAS, EOS owns or controls (as defined below) patents, know-how, and other proprietary rights in relation thereto;
     1.3. WHEREAS, L’Oreal has developed certain proprietary cosmeceutical products for the treatment of various skin conditions, and possesses patents, know-how, and other proprietary rights in relation thereto, including in vitro model systems;
     1.4. WHEREAS, EOS and L’Oreal desire to study [*] the skin [*];
     1.5. WHEREAS, EOS and L’Oreal desire to conduct a two-phase study for such purpose on the terms and conditions set forth below, the first phase using an [*] model developed by L’Oreal, and the second phase a clinical study conducted using biopsied pigmented skin lesions;
     1.6. WHEREAS, the further goal of EOS and L’Oreal is to evaluate the feasibility of using the EOS Technology to differentiate in vivo human [*] lesions from other pigmented skin lesions [*];
          NOW, THEREFORE, in consideration of the recitals and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

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ARTICLE II DEFINITIONS
     2.1. “Affiliate” of a Person shall mean any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such Person. For purposes of this definition only, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” shall mean (A) the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract, resolution, regulation or otherwise, or (B) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of a Person.
     2.2. “Agreement” shall have the meaning set forth in the preamble hereto.
     2.3. “Applicable Law” shall mean the applicable laws, rules, and regulations, including, without limitation, any rules, regulations, guidelines or other requirements of the Regulatory Authorities that may be in effect from time to time.
     2.4. “Business Day” shall mean a day that is not a Saturday, Sunday, or day on which banking institutions in New York, New York, or Paris, France, are required by law to remain closed.
     2.5. “Calendar Quarter” shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30, and December 31.
     2.6. “Confidential Information” shall have the meaning set forth in Section 6.1 hereof.
     2.7. “Control” shall mean, with respect to any item of information or other intellectual property, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise (other than by operation of the license and other grants in this Agreement), to assign or grant a license, sublicense or other right to or under such information or intellectual property right as provided for herein.
     2.8. “Disclosing Party” shall have the meaning set forth in Section 6.1 hereof.
     2.9. “Dispute” shall have the meaning set forth in Section 8.2(a) hereof.
     2.10. “Effective Date” shall mean the date set forth in the preamble hereto.
     2.11. “EOS” shall have the meaning set forth in the preamble hereto.
     2.12. “EOS Improvements” shall have the meaning set forth in Section 5.1(a) hereof.

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     2.13. “EOS Know-How” shall mean all Know-How owned or otherwise Controlled by EOS that relates to the EOS Technology and is reasonably necessary or useful in the performance of the Feasibility Activities designated for L’Oreal.
     2.14. “EOS Patents” shall mean any and all Patents owned or otherwise Controlled by EOS, to the extent that such Patents relate to the EOS Technology.
     2.15. “EOS Technology” shall mean (i) the EOS proprietary, non-invasive, point-of-care instrument known as Melafind, and the corresponding methods for imaging, analyzing, diagnosing, or reporting with respect to malignant, non-malignant, medical and non-medical conditions of the skin or other biological tissues, including melanoma; and (ii) all multispectral devices and multispectral methods for imaging, analyzing, diagnosing, or reporting with respect to pigmented conditions of the skin (malignant, non-malignant, medical, and non-medical), including melanoma.
     2.16. “Feasibility Activities” shall mean all activities that are performed by or on behalf of either Party as specifically included in the Feasibility Program.
     2.17. “Feasibility Budget” shall mean the budget for the Feasibility Activities to be performed by EOS, and for the Feasibility Activities to be performed by third parties under a separate agreement, as updated from time to time pursuant to Section 3.2(b). The initial Feasibility Budget is set forth in Exhibit A hereto.
     2.18. “Feasibility Plan” shall mean the detailed program of tests and studies set forth in Exhibit B hereto, as amended by the Parties from time to time in writing.
     2.19. “Feasibility Program” shall have the meaning set forth in Section 3.1 hereof.
     2.20. “Improvement” shall mean any modification to a compound, composition, product or technology or to any discovery, device, method of analysis or quantization, process or formulation related to such compound, composition, product or technology, whether or not patented or patentable, including, without limitation, any enhancement in the efficiency, operation, manufacture, ingredients, preparation, presentation, formulation, means of delivery, packaging or dosage of a compound, composition, product or technology, or of any discovery, device, process or formulation related thereto; any discovery or development of any new or expanded indications or applications for a compound, composition, product or technology; any discovery or development that improves the stability, performance, profile, efficiency, safety or efficacy of a compound, composition, product or technology; or any discovery or development of a new dosage regimen for a product or method of use or administration for a compound, composition, product or technology.
     2.21. “Information and Inventions” shall mean all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, practices, formulas, instructions, skills, techniques, procedures, experiences, ideas, technical assistance, designs, drawings, assembly procedures, computer programs, apparatuses, specifications, data, results and other material, including, without limitation,

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Certain portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment. Such omitted portions are marked with brackets [ ] and an asterisk*.
pre-clinical and clinical trial results, manufacturing procedures, test procedures, and purification and isolation techniques, (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed, and all Improvements, whether to the foregoing or otherwise, and all other discoveries, developments, inventions (whether or not confidential, proprietary, patented or patentable), and tangible embodiments of any of the foregoing.
     2.22. “Know-How” shall mean any Information and Inventions that are not generally known and are not claimed in or covered by Patents.
     2.23. “L’Oreal” shall have the meaning set forth in the preamble hereto.
     2.24. “L’Oreal Field” shall mean all skin disorders relating to [*], excluding melanoma, pigmented basal and squamous cell carcinomas, and pigmented pre-cancerous lesions. For the avoidance of doubt, the L’Oreal Field shall not include the diagnosis of any medical conditions.
     2.25. “L’Oreal Know-How” shall mean all Know-How owned or otherwise Controlled by L’Oreal that relates to the L’Oreal Products, Technologies and Methods or the L’Oreal Field and is reasonably necessary or useful in the performance of the Feasibility Activities designated for EOS.
     2.26. “L’Oreal Patents” shall mean any and all Patents owned or otherwise Controlled by L’Oreal, to the extent that such Patents relate to the L’Oreal Products, Technologies and Methods or the L’Oreal Field.
     2.27. “L’Oreal Products, Technologies and Methods” shall mean certain of L’Oreal’s proprietary products, technologies and methods for the treatment of various skin conditions, as more specifically described on Exhibit C hereto. L’Oreal Products, Technologies and Methods includes L’Oreal’s proprietary [*].
     2.28. “Party” shall have the meaning set forth in the preamble hereto.
     2.29. “Patent” shall mean (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from any of these, including divisional, continuations, continuations-in-part, provisional, converted provisional, and requests for continued prosecution, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)), and (e) any similar rights, including so-called pipeline protection or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any of such foregoing patent applications and patents.

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     2.30. “Person” shall mean an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including without limitation a government or political subdivision, department or agency of a government.
     2.31. “Receiving Party” shall have the meaning set forth in Section 6.1 hereof.
     2.32. “Regulatory Authorities” shall mean any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities, including, without limitation, the U.S. Food and Drug Administration and the European Medicines Agency, exercising regulatory authority with respect to the conduct of the Feasibility Activities.
ARTICLE III FEASIBILITY PROGRAM
     3.1. Conduct of Feasibility Program. Each Party shall use commercially reasonable efforts to conduct and complete those activities designated for it in the Feasibility Plan or that are otherwise required by this Article II (the “Feasibility Program”), in accordance with the schedule set forth in the Feasibility Plan and, in the case of EOS, in accordance with the Feasibility Budget. Each Party agrees to conduct its designated Feasibility Activities in good scientific manner and in compliance in all material respects with Applicable Law. Further, each Party agrees to endeavor to achieve the objectives of the Feasibility Program efficiently and expeditiously and to allocate sufficient time, effort, equipment, and skilled personnel to complete its designated Feasibility Activities successfully and in a timely manner.
     3.2. Coordination.
          (a) During the term of this Agreement, the contacts designated by the Parties pursuant to Section 3.5 hereof shall discuss with each other the conduct and progress of the Feasibility Program, by telephone or in person, not less frequently than once a month. In such discussions, the contacts shall cover the status of the Feasibility Activities, review relevant results and data, consider technical and other issues that have arisen, and review and advise on any scientific and budgetary matters relating to the Feasibility Program.
          (b) Either Party may propose amendments to the Feasibility Plan. Any such proposed amendments shall be subject to mutual agreement of the Parties. In the event that changes to the Feasibility Plan are approved, the Parties agree that the Feasibility Budget shall be amended by mutual agreement to reflect any anticipated changes in the costs of the Feasibility Activities designated for EOS that are associated with such amendments to the Feasibility Plan.
     3.3. Reporting Requirements.

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          (a) Within ten (10) days after the end of each Calendar Quarter during the term of this Agreement, each Party shall provide to the other Party a written progress report which describes the Feasibility Activities that the first Party has performed to date, evaluate the work performed in relation to the goals of the Feasibility Plan, and provide such other information as may be required by the Feasibility Plan or reasonably requested by the other Party relating to the Feasibility Program.
          (b) Within thirty (30) days after completion of the Feasibility Program, EOS shall prepare and provide to L’Oreal a final report analyzing and evaluating the results of the Feasibility Program.
     3.4. Regulatory Records. Each Party shall maintain records with respect to the conduct of its designated Feasibility Activities in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of the Feasibility Program. Each Party shall retain such records for at least five (5) years after the termination of this Agreement, or for such longer period as may be required by Applicable Law. The other Party and its representatives shall have the right, during normal business hours and upon reasonable notice, to inspect and copy any such records.
     3.5. Contacts. For purposes of the Feasibility Program the contact person of the respective Party hereto shall be the person named below or any person subsequently notified by either Party to the other for this purpose.

EOS:	Dina Gutkowicz-Krusin (for technical matters)

Joanna Adrian (for administrative matters)

L’Oreal:	Olivier De Lacharrière

Stéphanie NOUVEAU
     3.6. Subcontracting. Each Party may perform any or all of its obligations under this Article II through one or more of its Affiliates or, with the prior written consent of the other Party, through one or more subcontractors.
     3.7. Communications with Regulatory Authorities. EOS shall have the sole right to conduct all communications with the Regulatory Authorities and shall have the sole responsibility to secure any approvals required from the Regulatory Authorities in connection with the conduct of the Feasibility Program; provided, however, that L’Oreal shall provide reasonable assistance to EOS in securing such approvals, at EOS’s request.
     3.8. Supplies. Except as specifically set forth in the Feasibility Plan, each Party shall be responsible for providing such equipment, materials and other supplies as it may require for the purpose of performing its designated Feasibility Activities.

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ARTICLE IV EXPENSES AND PAYMENTS
     4.1. Costs and Expenses. L’Oreal shall be solely responsible for all costs and expenses that it or its Affiliates or permitted subcontractors incur in connection with the Feasibility Program, and shall reimburse all costs and expenses that EOS or its Affiliates incur in connection with the Feasibility Program to the extent provided in Section 4.2 hereof.
     4.2. Payments to EOS. In consideration of EOS’s performance of its designated Feasibility Activities, L’Oreal shall reimburse EOS, in the manner provided in Section 4.3 hereof, for the costs and expenses (including such employee salaries and fully-loaded general and administrative expenses as are allocable to the Feasibility Program) that are (i) set forth in the Feasibility Budget and (ii) incurred by EOS or its Affiliates in connection with the conduct by EOS, its affiliates or duly appointed third parties, of the Feasibility Program, up to the maximum amount set forth in the Feasibility Budget. In the event that EOS reasonably anticipates that the costs and expenses incurred in the performance of its designated Feasibility Activities will exceed such maximum amount, the Parties shall discuss the matter in good faith and make revisions as appropriate to the Feasibility Budget; provided, however, that EOS shall not be required to perform such Feasibility Activities to the extent that such performance would give rise to such overruns, in the event that the Parties fails to amend the Feasibility Budget to provide for reimbursement of such overruns.
     4.3. Invoices and Payments. Within thirty (30) days of the commencement of each Calendar Quarter, EOS shall send L’Oreal an invoice in the amount of the budget for such Calendar Quarter, as set forth in the Feasibility Budget. Such invoice shall be payable by L’Oreal within thirty (30) days after receipt thereof. Within thirty (30) days of the end of such Calendar Quarter, EOS shall send L’Oreal (i) a statement of the total amount of reimbursable expenses incurred by EOS during such Calendar Quarter, which statement shall be accompanied by reasonable documentation thereof, and (ii) an invoice for the positive difference, if any, between such amount and the amount paid by L’Oreal with respect to such Calendar Quarter pursuant to the second sentence of this Section 4.3, which invoice shall be payable by L’Oreal within thirty (30) days after receipt thereof. In the event that the amount paid by L’Oreal pursuant to the second sentence of this Section 4.3 with respect to such Calendar Quarter exceeds the amount of reimbursable expenses incurred by EOS during such Calendar Quarter, the excess shall be credited against the amount payable by L’Oreal to EOS with respect to the following Calendar Quarter. Any delinquent payments by L’Oreal shall accrue interest from the date on which payment was due, at the prime rate, as published in The Wall Street Journal, Eastern United States Edition, on the last Business Day preceding such date.
     4.4. Books and Records. EOS shall maintain complete and accurate books, records and accounts that, in reasonable detail, fairly reflect any reimbursable Feasibility Plan costs and expenses incurred by it or its Affiliates in conformity with U.S. GAAP. EOS shall retain such books, records and accounts until the later of (a) three (3) years after the end of the period to which such books, records and accounts pertain, and (b) the expiration of the applicable tax statute of limitations (or any extensions thereof), or for such longer period as may be required by Applicable Law. Upon the written request of L’Oreal and not

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more than once in each calendar year, EOS shall permit an independent certified public accounting firm of internationally recognized standing selected by L’Oreal, and reasonably acceptable to EOS, to have access, during normal business hours and upon reasonable prior written notice, to such of the records of EOS as may be reasonably necessary to verify the accuracy of the calculation of any amounts payable by L’Oreal, for any calendar year ending not more than twenty-four (24) months prior to the date of such request.
ARTICLE V INTELLECTUAL PROPERTY
     5.1. Ownership.
          (a) Subject to Section 5.2 hereof, as between the Parties, EOS owns all right, title and interest in and to the EOS Know -How, the EOS Patents, and the EOS Technology. EOS shall own all right, title and interest in and to any and all Information and Inventions relating to the EOS Technology that either Party (or its Affiliates or subcontractors) may independently or jointly with the other Party conceive, develop or invent in the course of performing its designated Feasibility Activities (collectively, “EOS Improvements”). L’Oreal shall promptly disclose in writing to EOS the development, making, conception or reduction to practice of any EOS Improvements, assign to EOS any right, title or interest that L’Oreal may have therein, and assist EOS as reasonably required to enable EOS to perfect its rights in such EOS Improvements. EOS shall have the sole right, in its sole discretion, to prepare, file, prosecute, maintain, and enforce Patents covering or claiming the EOS Improvements.
          (b) Subject to Section 5.2 hereof, as between the Parties, L’Oreal owns all right, title and interest in and to the L’Oreal Know-How, the L’Oreal Patents, and the L’Oreal Products, Technologies and Methods.
          (c) Subject to Section 5.2 hereof, as between the Parties, EOS shall own all right, title and interest in and to the images generated through use of the Melafind device and any diagnostic hematoxylin and eosin (“H&E”) slides produced by either Party in the course of the Feasibility Program (hereinafter “New EOS Intellectual Property”); provided, however, that L’Oreal may, at its own expense, obtain copies of such images and slides and use the same for any purpose on a non-exclusive, royalty-free basis.
          (d) Subject to Section 5.2 hereof, as between the Parties, L’Oreal shall own all right, title and interest in and to the clinical data and other data (other than the New EOS Intellectual Property) generated during the Feasibility Program (hereinafter “New L’Oreal Intellectual Property”).
          (e) It is understood and agreed that, except as expressly provided in this Section 5.1 or Section 5.2 hereof, nothing contained in this Agreement or otherwise shall be construed to mean that one Party will obtain any right, title or interest, by implication or otherwise, to or under any intellectual property right of the other Party. In particular, L’Oreal will not obtain any right, title or interest in or to the EOS Know-How, the EOS Patents, the EOS Improvements, the EOS Technology, or the New EOS Intellectual

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Certain portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment. Such omitted portions are marked with brackets [ ] and an asterisk*.
Property, and EOS will not obtain any right, title or interest in or to L’Oreal Know-How, the L’Oreal Patents, the L’Oreal Products, Technologies and Methods or the New L’Oreal Intellectual Property, in each case except as provided in this Section 5.1 and Section 5.2 hereof.
     5.2. License and Option Grants.
               (i) EOS hereby grants to L’Oreal a royalty-free, worldwide, exclusive license, with the right to sublicense to Affiliates and permitted subcontractors, under the EOS Know-How, the EOS Patents, the EOS Improvements, and the New EOS Intellectual Property, to perform its designated Feasibility Activities.
               (ii) L’Oreal hereby grants to EOS a royalty-free, worldwide, exclusive license, with the right to sublicense to Affiliates and permitted subcontractors, under the L’Oreal Know-How, the L’Oreal Patents, the L’Oreal Products, Technologies and Methods, and the New L’Oreal Intellectual Property, to perform its designated Feasibility Activities.
               (iii) L’Oreal hereby grants to EOS a royalty-free, worldwide, exclusive license, with the right to sublicense to Affiliates and permitted subcontractors, under the New L’Oreal Intellectual Property, outside the L’Oreal Field.
               (iv) EOS hereby grants to L’Oreal an option to obtain an exclusive license, on terms and conditions to be mutually agreed, under any EOS Technology Controlled by EOS or its Affiliates, for [*] non-medical uses, which option shall expire on the earlier to occur of six (6) months after Feasibility Plan completion and August 31, 2008. L’Oreal shall give EOS written notice in the event that L’Oreal decides to exercise the option. Upon receipt by EOS of such notice, the Parties shall use good faith efforts to negotiate and execute a definitive license agreement. In the event that the Parties shall not have executed such a license agreement within ninety (90) days after receipt by EOS of such notice, then such option shall automatically terminate unless otherwise mutually agreed by the Parties.
     5.3. Clinical Research Agreement. The provisions of this Agreement, including this Article 5 and Article 6 hereof, shall govern the rights and obligations of the Parties under that certain Clinical Research Agreement among L’Oreal, EOS and [*] relating to the Study (as defined therein). Such Clinical Research Agreement shall be substantially in the form attached hereto as Exhibit D. The Study shall comprise an integral part of the Feasibility Program.
ARTICLE VI CONFIDENTIALITY
     6.1. Confidential Information. Except to the extent permitted by this Agreement or as otherwise agreed by the Parties in writing, the Parties agree that, at all times during the term of the Feasibility Program and for a five (5) year period following the completion or termination thereof, the Party receiving information (the “Receiving Party”) shall keep confidential and shall not disclose any information (including any multispectral images and

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histological slides) furnished to it by the other Party (the “Disclosing Party”) on or after the Effective Date pursuant to this Agreement or prior to the Effective Date pursuant to that certain Letter Agreement of Confidentiality dated June 20, 2006 between the Parties (the “Confidential Information”), except to the extent that the Receiving Party can establish by competent proof that such information:
          (a) was already known to the Receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;
          (b) was part of the public domain at the time of its disclosure by the Disclosing Party;
          (c) became part of the public domain after its disclosure by the Disclosing Party, other than through any act or omission of the Receiving Party in breach of this Agreement;
          (d) was disclosed to the Receiving Party by a third party who had no obligation not to disclose such information to others; or
          (e) was independently developed or discovered by employees or agents of the Receiving Party who had no access to the Confidential Information.
     6.2. Disclosure.
          (a) Each Party may disclose Confidential Information of the other Party to the extent that such disclosure is:
               (i) made in response to a valid order of a court of competent jurisdiction or other governmental body of a country or any political subdivision thereof of competent jurisdiction; provided, however, that the Receiving Party shall first have given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and/or documents that are the subject of such order be held in confidence by such court or governmental body or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in such response to such court or governmental order;
               (ii) otherwise required by law, including the U.S. federal securities laws, or the rules of any stock exchange on which such Party is listed;
               (iii) made to the Regulatory Authorities as required in connection with any filing, application or request for regulatory approval; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information;
               (iv) made to existing or potential acquirers or merger candidates; existing or potential pharmaceutical collaborators; investment bankers; existing or potential

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investors, venture capital firms or other financial institutions for purposes of obtaining financing, each of whom prior to disclosure shall be bound by obligations of confidentiality at least equivalent in scope to those set forth in this Article V; or
               (v) made by EOS or its Affiliates to third parties as may be necessary or reasonably useful in connection with the development or commercialization of the EOS Technology, including publications and subcontracting and sublicensing transactions in connection with such development or commercialization.
     6.3. Use of Confidential Information. Subject to Section 6.1 hereof, the Receiving Party may use (i) for the purpose of performing its designated Feasibility Activities, any Confidential Information of the Disclosing Party, and (ii) for any internal purpose, such Confidential Information of the Disclosing Party as was developed by the Disclosing Party in the performance of its designated Feasibility Activities.
     6.4. Notification. The Receiving Party shall notify the Disclosing Party immediately, and cooperate with the Disclosing Party as the Disclosing Party may reasonably request, upon the Receiving Party’s discovery of any loss or compromise of the Disclosing Party’s information.
     6.5. Remedies. Each Party agrees that the unauthorized use or disclosure of any information by the Receiving Party in violation of this Agreement will cause severe and irreparable damage to the Disclosing Party. In the event of any violation of this Article VI, the Receiving Party agrees that the Disclosing Party shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, without the necessity of proving irreparable harm or monetary damages, as well as any other relief permitted by applicable law. The Receiving Party agrees to waive any requirement that the Disclosing Party post bond as a condition for obtaining any such relief.
     6.6. Use of Name. Neither Party shall use the name, symbol, trademark, trade name or logotype of the other Party in any publication, press release, promotional material or other form of publicity without the prior written approval of such other Party. The restrictions imposed by this Section shall not prohibit either Party from making any disclosure identifying the other Party that is required by applicable law.
ARTICLE VII TERM AND TERMINATION
     7.1. Term. This Agreement shall commence as of the Effective Date and, unless earlier terminated in accordance with this Article VII, shall remain in force until the later to occur of (i) the completion of the Feasibility Program or (ii) the second anniversary of the Effective Date, or as otherwise mutually agreed by the Parties.
     7.2. Termination. This Agreement shall be subject to termination (a) by either Party in the event of a material breach hereof by the other Party, which breach is not cured within thirty (30) days (or, in the case of a payment default, ten (10) Business Days)

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following written notice thereof by the non-breaching party, or (b) by mutual agreement of the Parties.
     7.3. Effect of Termination. The termination of this Agreement, shall be without prejudice to any rights or obligations of the parties that may have accrued prior to such termination, and the provisions of Sections 3.3, 3.4, 4.3, 4.4, 5.1, 5.2, 9.3, 9.6, 9.12, and 9.13, Articles VI and VIII, and this Section 7.3 shall survive the termination of this Agreement. Except as otherwise expressly provided herein, termination of this Agreement in accordance with the provisions hereof shall not limit any remedies that may otherwise be available to a Party in law or equity.
ARTICLE VIII GOVERNING LAW AND DISPUTE RESOLUTION
     8.1. Governing Law. This Agreement shall be governed and interpreted in accordance with English law, without regard to its conflict of law principles.
     8.2. Dispute Resolution.
          (a) The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement (or any document or instrument delivered in connection herewith) (each, a “Dispute”). In the event that the Parties are unable, within ten (10) days, to reach a resolution, such Dispute shall be referred to designees of the chief executive officers of EOS and L’Oreal, who shall attempt in good faith to reach a resolution of the Dispute. If the foregoing procedures fail to achieve a mutually satisfactory resolution within thirty (30) days, then either Party may, by written notice to the other Party, elect to have the matter settled by binding arbitration pursuant to Section 8.2(b).
          (b) Any arbitration under this Agreement shall take place at a location to be agreed by the Parties; provided, however, that in the event that the Parties are unable to agree on a location for an arbitration under this Agreement within five (5) days of the demand therefor, such arbitration shall be held in London, England. Any arbitration under this Agreement shall be administered by the London Court of International Arbitration under its Commercial Arbitration Rules (the “Rules”). The Parties shall appoint an arbitrator by mutual agreement. If the Parties cannot agree on the appointment of an arbitrator within thirty (30) days of the demand for arbitration, an arbitrator shall be appointed in accordance with the Rules. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve the Dispute submitted to such arbitration in accordance with this Agreement; provided, however, that the arbitrator shall not have the power to alter, amend or otherwise affect the terms or the provisions of this Agreement. Judgment upon any award rendered pursuant to this Section may be entered by any court having jurisdiction over the Parties other assets. The arbitrator shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrator’s fees and any administrative fees of

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arbitration, unless the arbitrator shall otherwise allocate such costs, expenses and fees between the Parties. The Parties agree that all arbitration awards shall be final and binding on the Parties and their Affiliates. The Parties hereby waive the right to contest the award in any court or other forum. Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable English statute of limitations.
          (c) Nothing in this Section 8.2 shall preclude either party from seeking interim or provisional relief, including without limitation a temporary restraining order, preliminary injunction, or other interim equitable relief concerning a Dispute if necessary to protect the interests of such party. This Article VIII shall be specifically enforceable.
ARTICLE IX MISCELLANEOUS
     9.1. Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement, when such failure or delay is caused by or results from causes beyond the reasonable control of the non-performing Party, including fires, floods, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority. The non-performing Party shall notify the other Party of such force majeure within ten (10) days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform; provided, however, that in the event the suspension of performance continues for one-hundred and eighty (180) days after the date of the occurrence, the Parties shall meet and discuss in good faith how best to proceed.
     9.2. Export Control Regulations. The rights and obligations of the Parties under this Agreement shall be subject in all respects to United States laws and regulations as shall from time to time govern the license and delivery of technology and products between the United States and other countries, including the United States Foreign Assets Control Regulations, Transaction Control Regulations and Expert Control Regulations, as amended, and any successor legislation issued by the Department of Commerce, International Trade Administration, Office of Export Licensing. Without in any way limiting the provisions of this Agreement, each Party agrees that, unless prior authorization is obtained from the Office of Export Licensing, it shall not export, re-export, or transship, directly or indirectly, to any country, any of the technical data disclosed to it by the other party if such export would

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violate the laws of the United States or the regulations of any department or agency of the United States Government.
     9.3. Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or by internationally-recognized overnight courier to the Parties at the following addresses or facsimile numbers:

If to EOS to:	Electro-Optical Sciences, Inc.
3 West Main Street, Suite 201
Irvington, New York
Attention: Chief Executive Officer
Fax: 914-591-3701

With a copy to:	James C. Snipes, Esq.
Covington & Burling LLP
One Front Street
San Francisco, CA 94111
Fax: 415-955-6571

If to L’Oreal to:	L’OREAL
90 rue du Général Roguet
92583 Clichy Cedex
Attention: Dr. Olivier de LACHARRIERE
Phone: 01.47.56.77.35

With a copy to:	Alain ROMAN
L’OREAL
25-29 quai Aulagnier
92600 Asnières
Fax: 01.47.56.72.12
Phone: 01.47.56.85.64
     All such notices, requests and other communications will (a) if delivered personally to the address as provided in this Section, be deemed given upon receipt, (b) if delivered by facsimile to the facsimile number as provided in this Section, be deemed given upon receipt by Sender of the answer back confirmation and (c) if delivered by internationally-recognized courier service to the address as provided in this Section, be deemed given three (3) business days after acceptance by the overnight courier service (in each case regardless of whether such notice, request or other communication is received by any other Person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any Party from time to time may change its address, facsimile number or other information for the purpose of notices to that Party by giving notice specifying such change to the other parties hereto. It is understood and agreed that this Section 9.3 is not intended to

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govern the day-to-day business communications necessary between the Parties in performing their duties, in due course, under the terms of this Agreement.
     9.4. Representations and Warranties. Each Party represents and warrants to the other Party as follows: (i) it is a duly organized and validly existing corporation under the laws of its jurisdiction of incorporation; (ii) it has full corporate power and authority and has taken all corporate action necessary to enter into and perform this Agreement; (iii)the execution and delivery of this Agreement and the transactions contemplated herein do not violate, conflict with, or constitute a default under its articles of incorporation or similar organizational document, its bylaws, or the terms or provisions of any material agreement or other instrument to which it is a party or by which it is bound, or any order, award, judgment or decree to which it is a party or by which it is bound; (iv) this Agreement is its legal, valid and binding obligation, enforceable in accordance with the terms and conditions hereof; and (v) to the best of its knowledge, the exercise by such other Party of its rights under Section 5.2 hereof will not infringe the intellectual property rights of any third party. EXCEPT FOR THOSE WARRANTIES SET FORTH IN THIS SECTION 9.4, EACH PARTY HEREBY DISCLAIMS ANY AND ALL WARRANTIES, CONDITIONS AND TERMS, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING (A) ANY WARRANTY OF QUALITY, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE, (B) ANY WARRANTY WITH RESPECT TO THE VALIDITY OR ENFORCEABILITY OF ANY PATENT OR OTHER INTELLECTUAL PROPERTY, AND (C) ANY WARRANTY THAT THE PERFORMANCE OF ITS RIGHTS OR OBLIGATIONS HEREUNDER WILL NOT INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF ANY PERSON. NO PARTY MAKES ANY REPRESENTATIONS HEREUNDER OTHER THAN THOSE SET FORTH EXPRESSLY HEREIN.
     9.5. Entire Agreement; Amendment. This Agreement, including the Exhibits hereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof, and supersedes and cancels all previous agreements and understandings, whether oral or in writing, in respect of the subject matter hereof, including that certain Letter Agreement of Confidentiality dated June 20, 2006, and may not be amended or modified except by an express declaration in writing signed on behalf of EOS and L’Oreal by duly authorized officers and referring specifically to this Agreement.
     9.6. Further Assurances. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including without limitation the execution, delivery, and filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.
     9.7. Successors and Assigns. The terms and provisions hereof shall inure to the benefit of, and be binding upon, EOS, L’Oreal and their respective Affiliates, successors and permitted assigns. The representations, warranties, covenants and agreements set forth in

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this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and they shall not be construed as conferring any rights on any other Persons.
     9.8. Assignment. Except as expressly provided herein, neither Party may, without the prior written consent of the other Party, sell, transfer, assign, delegate, pledge, or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder; provided, however, that EOS may, without such consent, assign this Agreement and its rights and obligations hereunder to an Affiliate, to the purchaser of all or substantially all of its assets related to the EOS Technology, or to its successor entity or acquiror in the event of a merger, consolidation or change in control of EOS; and provided, further, that L’Oreal may, without such consent, assign this Agreement and its rights and obligations hereunder to an Affiliate, to the purchaser of all or substantially all of its assets related to the L’Oreal Products, Technologies and Methods, or to its successor entity or acquirer in the event of a merger, consolidation or change in control of L’Oreal. Any attempt to assign, transfer, subcontract or delegate any portion of this Agreement in violation of this Section shall be null and void. All validly assigned and delegated rights and obligations of the parties hereunder shall be binding upon and inure to the benefit of and be enforceable by and against the successors and permitted assigns of EOS or L’Oreal, as the case may be. In the event either Party seeks and obtains the other Party’s consent to assign or delegate its rights or obligations to another Party, the assignee or transferee shall assume all obligations of its assignor or transferor under this Agreement and the performance of such obligations must be guaranteed in writing by the assignor or transferor.
     9.9. Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by a Party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.
     9.10. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of any Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by applicable law, each Party hereby waives any provision of law that would render any provision hereof prohibited or unenforceable in any respect.
     9.11. Independent Contractors. The status of the Parties under this Agreement shall be that of independent contractors. Nothing in this Agreement is intended or shall be

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deemed to constitute a partnership, agency, employer, employee, or joint venture relationship between the Parties. Neither Party shall have the right to enter into any agreements on behalf of the other Party, nor shall it represent to any Person that it has any such right or authority.
     9.12. Construction. Except where the context otherwise requires, wherever used the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense. The term “including” as used herein shall mean including, without limiting the generality of any description preceding such term. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against either Party.
     9.13. English Language. This Agreement shall be written and executed in the English language. Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control. All notices and other disclosure required of the Parties hereunder shall be in English.
     9.14. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which, taken together, shall constitute one and the same instrument.
          IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the day and year first above written.

ELECTRO-OPTICAL SCIENCES, INC.		L’OREAL

By:	/s/ Joseph V. Guifo	By:	/s/ Jacques Leclaire
Name:	Joseph V. Guifo	Name:	Jacques Leclaire
Title:	March 26, 2007	Title:	16/3/07

Certain portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment. Such omitted portions are marked with brackets [ ] and an asterisk*.
EXHIBIT A
[*]
Project Budget — January 31, 2007

Action	Responsible Parties	Hours	Rate		Other Costs		Total
Protocol development	EOS / L’Oreal	[*]	$	[*]		$—	[*]
Database design	EOS	[*]	$	[*]		$—	[*]
Database development	EOS	[*]	$	[*]		$—	[*]
Clinical Research Agreements	EOS / Corporate Counsel	[*]	$	[*]	$	[*]	[*]
Site visit	EOS	[*]	$	[*]	$	[*]	[*]
Field and Technical support	EOS	[*]	$	[*]	$	[*]	[*]
Central dermatohistopathology for reference standard	EOS	[*]		$—	$	[*]	[*]
Study coordination	EOS / L’Oreal	[*]	$	[*]		$—	[*]
Image processing	EOS	[*]	$	[*]		$—	[*]
Algorithm development	EOS	[*]	$	[*]			[*]
Estimated Costs							[*]
+10%							[*]

Total Estimated Budget							[*]

Certain portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment. Such omitted portions are marked with brackets [ ] and an asterisk*.
[*]
EXHIBIT B
[*]
L’OREAL — R&D, Life Sciences
Prospective Clinical Research
[*]
Goals Definitions
[*]
Study steps
- Phase 1: [*]
The phase 1 will goal on [*] calibration of Melafind®.
. In vitro measurements (L’Oréal)
Measurements will be done on phantoms based on in vitro L’Oréal technology.
. Model development (EOS)
Phase 2: [*]
The phase 2 will goal on in vivo measurements with Melafind® of [*] associated to histological assessment.
. Data collection (clinical studies [*]). (L’Oréal)
. Histology [*]. (L’Oréal)
. Model Development — Validation. (EOS)

March 19th, 2007	CONFIDENTIAL — L’OREAL
This document is the property of/ L’Oréal. Reproduction prohibited without written agreement of L’Oréal

Certain portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment. Such omitted portions are marked with brackets [ ] and an asterisk*.
[*]
Time schedule

April 2007:	Planning
May 2007:	Skin samples production
June 2007:	Image acquisition with Melafind®
July/Sept. 2007:	Model development

March 19th, 2007	CONFIDENTIAL — L’OREAL
This document is the property of L’Oréal. Reproduction prohibited without written agreement of L’Oréal

Certain portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment. Such omitted portions are marked with brackets [ ] and an asterisk*.
[*]

March 19th, 2007	CONFIDENTIAL — L’OREAL
This document is the property of L’Oréal. Reproduction prohibited without written agreement of L’Oréal

Certain portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment. Such omitted portions are marked with brackets [ ] and an asterisk*.
[*]
Study management
Promotor: L’Oréal Recherche
The study will be managed by L’Oréal and EOS.
Time schedule

April/May 2007:	Clinical protocol initiation
June/Nov 2007:	Collection of clinical cases sections staining and reading [*]
April/July 2007:	Training phase for horizontal sections
July/Dec 2007:	Histological staining [*]
Dec./Feb. 2008:	Model development, Validation

March 19th, 2007	CONFIDENTIAL — L’OREAL
This document is the property of L’Oréal. Reproduction prohibited without written agreement of L’Oréal

Certain portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment. Such omitted portions are marked with brackets [ ] and an asterisk*.
[*]

Exhibit C
Exhibit C
L’OREAL ‘s proprietary products, technologies and methods
[*]

February 12th, 2007	CONFIDENTIAL — L’OREAL
This document is the property of L’Oréal. Reproduction prohibited without written agreement of L’Oréal

Certain portions of this Exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment. Such omitted portions are marked with brackets [ ] and an asterisk*.
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EXHIBIT D
CLINICAL RESEARCH AGREEMENT
This Clinical Research Agreement (this “Agreement”) is made by and between:
L’OREAL, a Company organized and existing under the laws of France, having its office situated at 14 rue Royale, 75008 Paris, France, represented for the purpose of this Agreement by Mr. J. LECLAIRE acting as Director of Advanced Research, Life Sciences situated 90, rue du Général Roguet - 92583 Clichy cedex, France, hereinafter referred to as “L’OREAL”,
AND
Electro-Optical Sciences, Inc., a Delaware Corporation, 3 West Main Street, Suite 201, Irvington New York 10533, represented for the purpose of this Agreement by Joseph V. Gulfo, M.D., as Chief Executive Officer, hereinafter referred to as “EOS”
L’OREAL and EOS being hereinafter referred to collectively as the “Sponsors”
AND
[       ], represented for the purpose of this Agreement by Ralph Braun, M.D., acting as Investigator, hereinafter the “Institution”
Sponsors and Institution being hereinafter referred to collectively as the “Parties”
RECITALS:
-	The Sponsors have concluded a Research and Feasibility Agreement under which they have decided to sponsor jointly a clinical trial.

-	Consequently, the Sponsors have proposed to the Institution which has agreed to, and is equipped to, carry out a clinical study entitled, [*] (hereinafter referred to in this Agreement as the “Study”);

-	To that effect, the Sponsors have written a technical protocol (including appendices), attached to this Agreement and made an integral part of it (hereinafter referred to as the “Protocol”).

-	It is the intention of all Parties that the Institution will proceed with the conduct of the Study in accordance with the Protocol and its attachment, under the terms and conditions set forth below.
IT HAS BEEN AGREED AS FOLLOWS.
ARTICLE 1: DEFINITIONS
-	The “Volunteer(s)”: shall mean volunteer(s) entered by the Investigator into the Study satisfying the recruitment criteria set out in the Protocol.

-	“Case Report Form”: shall mean the completed data form provided to Sponsors by Institution in respect of each Volunteer included in the Study.

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-	The “Investigator” shall mean Dr. Ralph Braun, or such other person as designated pursuant to Section 2.1.

-	The “Study Staff” shall mean the Investigator and all other employees, contractors and agents performing or assisting with the Study on behalf of the Institution.

-	The “Results” shall mean the Case Report Forms, electronic databases required under the Protocol, Study reports prepared by the Institution for the Sponsors and the underlying data compilations, including the final report provided for in the Protocol (“Final Report”), any other deliverables required by the Protocol, and any other documents or records generated hereunder.

-	The “Sponsor Data” shall mean the Protocol, the operations manuals provided by the Sponsors for use at the Study site, and any other scientific, technical, business, or other data or information relating to the Test Materials (as defined in Article 4) or this Agreement that is disclosed to the Institution by the Sponsors.
ARTICLE 2: GENERAL
2.1.	The Institution shall conduct and supervise the Study through the Investigator, who shall be an employee of the Institution. The Institution shall notify the Sponsors promptly if the Investigator is unable or unwilling to continue the Study or if the Investigator’s affiliation with the Institution ceases, whereupon the Sponsors will have a right of approval with respect to the designation of a new Investigator, subject to Section 11.3.

2.2.	Under the conditions of this Agreement, the Institution shall (and shall cause the Investigator to) conduct the Study in strict compliance with this Agreement, the Protocol (as amended from time to time), all reasonable written instructions of the Sponsors, all applicable laws, regulations and guidelines governing clinical trials, including current good clinical practice guidelines of the International Conference on Harmonization (ICH) Guidance E6, “Good Clinical Practice,” and associated national implementing legislation and guidelines (“Applicable Law”); provided, however, that the Institution may deviate from the Protocol and such instructions to the extent that the safety of the Volunteers so requires.

2.3.	The Institution shall deliver the Results, including the Final Report, to the Sponsors on the schedule provided for in the Protocol.

2.4.	Under this Agreement, the primary contacts for the Study shall be the Investigator at the Institution, Dr. O. de LACHARRIERE at L’OREAL and Dr. J. GULFO at EOS.

2.5.	The Study shall be performed at the Institution and shall commence as soon as proper authorizations are obtained and be completed no later than the dates agreed upon by the Parties in the Protocol, subject to the terms of Article 11.

2.6.	Any modification to this Agreement or the Protocol shall only be implemented by a written document signed by all Parties.

2.7.	Nothing in this Agreement shall be construed as to create any relationship between the Sponsors and the Institution on the one hand, and between the Sponsors and the Investigator on the other hand, other than that of independent contracting parties. No Party shall have any right, power, authority to assume, create or incur any expense, liability, or obligation, express or implied, on behalf of any other.
ARTICLE 3: GENERAL OBLIGATIONS OF THE INSTITUTION

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3.1.	Before beginning the Study, the Institution shall obtain and have in place (i) appropriate authorizations and approvals of the Study, Protocol and a written form of the Informed Consent mutually acceptable to the Institution and the Sponsors, compliant with Applicable Law and the rules of the relevant Ethics Committee (hereinafter referred to as the “Committee”) and (ii) valid informed consents (“Informed Consent”) signed by each Volunteer. No change to the Protocol and/or the Informed Consent form may be made without prior written approval of the Sponsors and the Committee, except when such change is necessary to eliminate apparent immediate hazard to the Volunteers, in which case the Institution shall notify the Sponsors and the Committee immediately.

3.2.	The Institution shall (and shall cause the Investigator to) conduct the Study in a manner consistent with the Informed Consents, the Applicable Law and all other applicable approvals, authorizations and consents.

3.3.	The Institution shall comply with Applicable Law in the collection, storage, and transfer of any samples or other biological materials taken from Volunteers, and shall obtain any Informed Consents required for the use of such materials in accordance with the Protocol. Any use of such materials by a Party, whether in the Study or otherwise, shall be consistent with such Informed Consents and Applicable Law.

3.4.	The Institution shall supervise the Study Staff and shall ensure (directly in the case of employees, and by contract in the case of contractors) that all Study Staff are appropriately trained, qualified, and certified, and are informed of and abide by the applicable terms of this Agreement.
ARTICLE 4: SUPPLY OF TEST MATERIALS
EOS shall provide the Institution with the Melafind system to be used for the performance of the Study (“Test Materials”). The Institution shall (and shall cause the Study Staff, including the Investigator, to) use the Test Materials only for the performance of the Study, and to refrain from using the Test Materials in any manner that is contrary to the provisions of, or outside the scope of, the Protocol or the written instructions of the Sponsors.
ARTICLE 5: MEETINGS
The Sponsors and the Institution shall meet as necessary, upon sixty (60) days’ notice given by one of the Parties.
ARTICLE 6: ADVERSE EVENTS
The Institution undertakes to report immediately, by e-mail, confirmed by facsimile or mail, to the Sponsors any injury or illness to a Volunteer that is directly related to the use of the Test Materials or the performance of any other procedure in accordance with the Protocol or the Sponsor’s written instructions (“Adverse Events”). The Sponsor shall reimburse medical expenses related to any Adverse Events in accordance with Article 10.
ARTICLE 7: MAINTENANCE OF RECORDS
7.1.	The Institution shall keep the Sponsors informed of the Study’s status, shall maintain such Study data and records as are required by the Protocol and Applicable Law (the “Study Documents”), and shall maintain the Study Documents for at least as long as required by the Protocol and Applicable Law.

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7.2.	Sponsors shall have the unrestricted right to use all information resulting from the Study for any and all purposes consistent with the Applicable Law and the Informed Consents, provided that Volunteer confidentiality is maintained.
7.3.	The Institution shall make available to the Sponsors the Study site, the Study Staff, and, subject to Applicable Law relating to patient confidentiality, the Study Documents for purposes of review and audit upon reasonable advance notice during regular business hours.
7.4.	The Institution shall make the Study Documents available for the purposes of any audit by a regulatory authority or by the Committee. The Institution shall promptly notify the Sponsors, in advance if practicable, of any audit by a regulatory authority, which audit is directly related to the Study and, to the extent possible and permissible, permit the Sponsors to review and comment in advance on any written communication from the Institution to the regulatory authority in connection with such audit and permit the Sponsors’ representatives to be present at such audit.
ARTICLE 8: CONFIDENTIALITY; OWNERSHIP OF DATA AND DOCUMENTS
8.1.	It is understood by the Parties that the Institution shall (and shall cause the Investigator and Study Staff to), (i) treat (a) any and all information transmitted by the Sponsors for the purpose of the Study, including Sponsor Data, (b) the Results and (c) source data included in the Results (collectively referred to in this Agreement as the “Information”) as strictly confidential, (ii) not transmit or transfer any of the Information to any third party other than the Committee, and (iii) use the Information only for the purpose of the Study in strict compliance with the Protocol.

The Institution shall be allowed to disclose the Information, on a need-to-know basis, to the Study Staff, to Volunteers and physicians (prospective or otherwise) as is reasonably necessary with regard to obtaining Informed Consent or the medical treatment of the Volunteers, or to any governmental authority as required by law. The Institution shall exercise due care and take all necessary measures to prevent any unauthorized disclosure or use of the Information by those persons and ensure that such persons are subject to the confidentiality provisions of this Article.
8.2.	The above mentioned provisions shall not apply to such part of the Information which:
-	at the time of disclosure by the Sponsors is in the public domain; or

-	after disclosure by the Sponsors, comes into the public domain otherwise than by fault of the Institution or Study Staff, including the Investigator; or

-	the Institution can conclusively prove in writing was known to it prior to its disclosure by the Sponsor or was independently developed by the Institution or the Study Staff, including the Investigator; or

-	the Institution can prove to have been lawfully obtained from an independent third party having an unrestricted right to disclose and use it.
8.3.
The Sponsors shall be the exclusive owners of the Results and the Sponsor Data, including the related copyrights. The Sponsors shall comply with Applicable Law regarding the confidentiality of Volunteers’ medical records and other health information, shall hold the Volunteers’ personal identifying information in confidence, and shall act in accordance with the Informed Consents. Subject to the foregoing, the Sponsors may copy Institution records containing such information to the extent permitted by Applicable Law and the express authorization of Informed Consents from relevant Volunteers. The Sponsors shall not attempt to contact any Volunteer except to the extent expressly permitted by the Committee or as required to comply with Applicable Law.

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8.4.	All rights, title, and interest in “Source Documents” (as defined by International Conference on Harmonization (ICH) Guidance E6 “Good Clinical Practice”) generated by the Institution in the course of the Study shall be the sole and exclusive property of the Institution.
8.5.	The Institution shall (and shall cause the Investigator to):
-	comply with all applicable laws and regulations with respect to the processing of all personal data collected by the Institution or Investigator in connection with the Study (the “Personal Data”) relating to any Volunteer, together with any next of kin, if appropriate, and/or any other person about whom data may be collected in connection with the Study (“Data Subject”);

-	ensure that the Institution and Investigator only collect the categories of data specified in the Protocol;

-	collect and process Personal Data only in accordance with the Protocol and only for the Study;

-	not disclose Personal Data to any third party without the prior written consent of Sponsors except in accordance with this Agreement. The Institution shall, whenever possible, notify Sponsors prior to complying with any request for disclosure and shall comply with all reasonable directions of Sponsors with respect to such disclosure;

-	except as required by applicable law or regulation, not transfer Personal Data outside the European Economic Area (EEA) without the consent of Sponsors;

-	ensure that all Personal Data are accurate and kept up to date and that Personal Data that are inaccurate or incomplete are corrected or completed;

-	anonymize the Personal Data if requested in writing by Sponsors;

-	notify Sponsors (and in any event within five (5) days of receipt) of any communication received from a Data Subject relating to access rights;

-	ensure that all measures specified in the Protocol or required by law or guidance are taken to protect Personal Data against accidental or unlawful destruction, loss or damage, alteration and against all unauthorized disclosure or access and all other unauthorized forms of processing; and

-	comply with its obligations (if any) under Applicable Law to notify any applicable supervisory authority of its collection and processing activities under this Agreement and further agrees to take all such steps as may be reasonably required from time to time in order to enable Sponsors to comply with any notification obligation.
8.6.	Sponsors shall be entitled to publish the Results and Sponsor Data, provided that the name of the Institution is mentioned in such publication and that Sponsors shall first inform the Institution of such publication. The Institution shall be entitled to delete its name. The Institution shall not publish all or any part of the Results or Sponsor Data without the prior written consent of the Sponsors.
8.7.	The Institution shall promptly disclose, and shall cause the Study Staff to promptly disclose to the Sponsors in writing any (a) patentable inventions (“Inventions”) made in the performance of the Study by or on behalf of the Institution, and (b) any know-how, unpatentable inventions, or other discoveries made in the performance of the Study by or on behalf of the Institution.

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8.8.	As between the Parties, the Sponsors shall own all right, title, and interest in and to any Invention (i) made solely by employees or agents of the Sponsors; (ii) made in the performance of the Study solely by employees or agents of the Institution or jointly by employees or agents of the Institution and employees or agents of the Sponsors that relates to the Test Materials or any diagnostic, prophylactic, or therapeutic use of the Test Materials; or (iii) made in violation of the Protocol. The Institution shall (and shall cause the Investigator to) execute all documents as are necessary to confer such exclusive ownership upon Sponsors and to cooperate and assist Sponsor (at Sponsors’ expense as necessary), in the preparation, filing and prosecution of any patent applications that Sponsors determine, in their sole discretion, are necessary to protect its interest in Inventions. Any other Invention made jointly by employees or agents of the Institution and employees or agents of the Sponsors shall be jointly owned by the Sponsors and the Institution, and any other Invention made solely by the Institution’s employees or agents shall be the sole and exclusive property of the Institution.
8.9.	The obligation of confidentiality and of non-use under this Agreement shall remain in full force and effect for a period of ten (10) years from the expiration or termination of this Agreement for whatever reason.
8.10.	The Institution undertakes (and shall cause the Investigator) to immediately return to the Sponsors at the end of the Study, or the termination of this Agreement should this Agreement be earlier terminated for whatever reason, any and all Information (other than the Source Documents), without retaining copies thereof; any remaining Test Materials; and any equipment on loan or lease from the Sponsors, in each case except as required by Applicable Law and Article 7 of this Agreement.
ARTICLE 9: FINANCIAL TERMS
9.1.	For conducting the Study in compliance with terms and conditions of its Protocol, the Institution shall be paid by L’OREAL on behalf of the Sponsors the amount of , which represents the fair market value of the covered costs.

It is understood and agreed that modifications to the Protocol can lead to modifications to its agreed budget. In such a case, a revised budget will be established and shall have to be accepted by all Parties before implementation of the modifications.

Institution agrees that: (a) all claims that either Institution or Investigator submit for reimbursement to any third party payor for any procedure that involves any materials (including, but not limited to, Test Materials) provided by or on behalf of Sponsor at no cost to Institution will accurately reflect the provision of those materials by or on behalf of Sponsor; (b) Institution will not seek reimbursement from any third party payor for any amounts paid by Sponsor; (c) any equipment supplied by Sponsors for use in the Study will be used solely in connection with the Study; and (d) Institution shall secure all necessary approvals, permissions, authorizations or permits required by Applicable Laws, guidelines or internal Institution policies and shall make all necessary disclosures necessary to accept fees payable to Institution under this Agreement.
9.2. The payment shall be made upon receipt by L’OREAL of invoices, according to the following schedule, subject to Article 11:
-	50% at the signing of this Agreement,

-	50% at the time of delivery of the Final Report.
The invoices shall be sent to L’OREAL — To the attn of Mrs. Nathalie VIVIEZ — Controller — 1 avenue Eugène Schueller — 93601 Aulnay-sous-Bois.

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ARTICLE 10: COMPENSATION AND INDEMNIFICATION
10.1.	If any Adverse Events occur as a result of the direct conduct of the Study, the Sponsors undertake to provide compensation for actual and reasonable medical expenses incurred in treating any injury or illness to a Volunteer, provided that the Institution (including the Investigator and Study Staff):
-	has conducted the Study in accordance with the Protocol or Sponsor’s written instructions;

-	has not acted negligently;

-	has not violated any Applicable Laws or any applicable instructions of Sponsors;

-	has not made any warranty regarding the Test Materials.
10.2.	The Sponsors are not required to provide reimbursement under Section 10.1 for (a) other injury- or illness-related costs (such as lost wages), (b) medical expenses that are paid for by a third party (provided that neither the Institution nor the Volunteer shall be obligated to seek reimbursement from a third party insurer), medical expenses for injury or illness unrelated to the Test Materials and unrelated to the proper performance of any other procedure required by the Protocol or Sponsor’s written instructions.
10.3.	The Sponsors shall indemnify, defend, and hold harmless the Institution and its officers, directors, employees, and agents from any loss, liability, damage, or expense (including reasonable attorneys’ fees and costs until such time as the Sponsors assume the defense) from any claim of bodily injury that might arise directly from the proper administration of the Test Materials or the proper performance of any procedure in accordance with the Protocol or the Sponsors’ written instructions (or if the Sponsors’ written instructions conflict with the Protocol, the Sponsors’ written instructions only); provided, however, that to the extent that the claim is a direct result of (a) the failure of the Institution or one of its officers, employees, or agents (including the Investigator) to follow the Protocol or the Sponsors’ written instructions (each when applicable), accepted medical practice, or Applicable Law, or (b) any other negligence or willful misconduct of the Institution or one of its officers, employees, or agents (including the Investigator), the Sponsors shall have no such obligation, and the Institution shall indemnify, defend, and hold harmless the Sponsors (and their officers, directors, employees, and agents, as applicable) from any loss, liability, damage or expense, but only to the extent arising from any such claim.
10.4.	The obligation of the indemnifying party under Article 10.3 shall apply only if the party seeking indemnification provides prompt notification upon receipt of notice of any claim, loss or expense along with all material related information, permits the indemnifying party to manage the defense and settlement of any claim, and fully cooperates and assists in the defense. The party seeking indemnification further agrees that it will not settle or compromise any such claim or suit without the prior written consent of the indemnifying party.
ARTICLE 11: DURATION AND TERMINATION RIGHTS
11.1.	This Agreement shall become effective as of its date of signature by both parties, and shall remain in full force and effect, unless sooner terminated as provided below, until the completion of the Study and receipt by the Sponsors of the Results, which is expected to be twelve months from the date of signature.
11.2.	The Sponsors may terminate this Agreement upon thirty (30) days’ written notice to the Institution in their sole discretion.

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11.3.	Either party may, at any time, immediately terminate this Agreement, and consequently put an end to the Study, by providing:
-	written notice to the other party if the other party commits any material breach of its obligations hereunder and fails to remedy such breach within thirty (30) days after being called upon to do so by prior written notice;

-	written notice to the other party if laws, regulations or governmental actions substantially frustrate this Agreement;

-	thirty (30) days’ written notice to the other party for failure of the Parties to agree upon a new Investigator pursuant to Article 2.1;

-	written notice to the other party, if the Parties are unable to agree on amendments to this Agreement related to amendments to the Protocol pursuant to Article 2.6; and

-	oral notice (promptly followed by written notice) to the other party if the terminating party determines that termination of the Study is necessary for the safety of the Volunteers.
Termination shall be effective automatically without prior judicial resolution as of the date of receipt of the letter of termination.
11.4.	In case of termination of this Agreement under Articles 11.2 or 11.3, the Institution shall cease enrolling Volunteers immediately (or, in the case of termination by the Sponsors, as soon as the Institution has been notified of such termination), and shall cease conducting the procedures set out in the Protocol to the extent that doing so is medically permissible and appropriate.

Sponsors shall reimburse the Institution for (i) obligations incurred in accordance with the Study budget that cannot be cancelled or mitigated by the Institution using reasonable efforts, (ii) reasonable costs incurred in connection with the safe withdrawal of Volunteers from the Study, and (iii) mutually agreed post-termination expenses. In case of termination by the Sponsor because of a fault of the Institution, the Institution shall reimburse any advance payment made in connection with the Study by the Sponsors which exceeds the cost so calculated. In case of termination by the Institution because of a fault of the Sponsors, all expenses relating to the Study in progress to date shall be paid by the Sponsors.

The Sponsors and the Institution shall negotiate in good faith on the subsequent treatment or transfer of the Volunteers. The Institution shall, and shall cause the Investigator to, return to the Sponsors, at the Sponsors’ expense, within thirty (30) days the Test Materials (except as required by law), any equipment on loan or lease from the Sponsors, and any copies of Information provided by the Sponsors that are in the possession or under the control of the Institution or the Investigator; provided, however, that the Institution may retain any copies of such Information to the extent required by Applicable Law.

The Institution shall deliver to the Sponsors, within ninety (90) days after expiration or early termination of this Agreement, a final accounting of amounts due (and reasonable supporting documentation, which requirement shall be satisfied by properly completed Case Report Forms as to completed visits by Volunteers), taking into account payments made and not yet made under Article 9, and expenses reimbursabie pursuant to Section 10.1 from one Party to the other Party. Undisputed amounts due shall be paid within sixty (60) days thereafter.

The rights and obligations of the Parties that have accrued prior to the expiration or termination of this Agreement, and Articles [1, 7, 8, and 10], Sections [12.7, 12.8 and 12.9] and this Section 11.4 shall survive the expiration or termination of this Agreement.

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ARTICLE 12: OTHER PROVISIONS
12.1	RIGHTS AND OBLIGATIONS BETWEEN L’OREAL AND EOS

As between the Sponsors, L’Oreal and EOS, the respective rights and obligations pursuant to this Agreement shall be determined in accordance with the Research and Feasibility Agreement dated as of [ ] by and between L’Oreal and EOS.
12.2	DEBARMENT

The Institution certifies that it will not engage, directly or indirectly, any person (including the Investigator) to perform services under this Agreement if that person is debarred, excluded, prohibited, disqualified or under consideration to be debarred, excluded, prohibited or disqualified, by any relevant regulatory authority or under any applicable law or regulation, from conducting clinical research or working in, or providing services to, any pharmaceutical or biotechnology company.

The Institution certifies that it will immediately notify the Sponsors in writing if any such debarment, exclusion, prohibition or disqualification occurs, or if any such debarment, exclusion, prohibition or disqualification proceeding, action, or investigation is commenced or, to the Institution’s knowledge, is threatened, with respect to any such person.

12.3	FORCE MAJEURE

Neither Party shall be liabie to the other for failure to perform any obligation on its part herein contained for so long as and to the extent that such performance is prevented by reason of Force Majeure provided, however, that the affected Party notifies the other Party of any Force Majeure circumstances within ten (10) days after their occurrence. Force Majeure shall mean any unforeseen circumstance of whatever kind which is beyond the control of the affected Party. The following circumstances shall be deemed to fall within the above definition: Act of God, war, national emergency, civil commotion, fire, tempest, flood or natural disasters. Should Force Majeure circumstances persist for more than three (3) months from the date of their notification, then the Parties shall mutually agree on the appropriate measures to be taken.

12.4.	AUTHORITY

The Institution shall ensure, and represents that it, before signing this Agreement, has the necessary power and authority to cause all Study Staff (including the Investigator) to strictly comply with the Institution’s obligations under this Agreement and the Protocol.

12.5.	ASSIGNMENT

The Institution shall not assign its rights or delegate its responsibilities hereunder without the prior written consent of the Sponsors.

12.6.	SEVERABILITY

If any part, term or provision of this Agreement is determined to be invalid or unenforceable, the remainder of this Agreement shall not be affected, and this Agreement shall otherwise remain in full force and effect.

12.7.	GOVERNING LAW

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This Agreement shall be governed by the substantive law of the country where the Investigator is carrying out the Study without regard to any choice of law principles that would dictate the application of the law from another jurisdiction.
12.8.	LITIGATION

If any dispute arises out of this Agreement, the Parties shall endeavor to settle such dispute amicably between themselves. If the Parties fail to agree, the settlement shall be made in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce, by one or more arbitrators appointed in accordance with said rules. Arbitration shall be conducted in the English language and held in Geneva, Switzerland..

12.9.	NOTICES

The Parties shall send notices in writing, referencing this Agreement. Notice shall be deemed given: (a) when delivered personally; (b) one (1) day after having been sent by facsimile, with a copy sent promptly by registered or certified mail, return receipt requested, postage prepaid; (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (d) three (3) days after deposit with an internationally recognized courier service, with written verification of receipt. Notice shall be given to the addresses below (or to such other addressee as a Party subsequently designates pursuant to this Section 12.9):

To Institution:

Attention:

Facsimile:

with a copy to	the Investigator

To L’OREAL:

Attention: Dr. O de LaCharriere
Facsimile:

To EOS:

Attention: Dr. Gulfo
Facsimile:

12.10.	ENTIRE AGREEMENT

This Agreement, together with the Exhibits hereto, constitutes the entire agreement of the Parties with respect to its subject matter, and supersedes all previous written or oral representations, agreements, and understandings between the Parties with respect to that subject matter. This Agreement may only be amended by a written document signed by all Parties. In the event of any conflict between the terms of the Protocol and this Agreement, this Agreement shall control.

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IN WITNESS THEREOF, the Parties have caused this Agreement to be executed in three (3) original copies by their duly authorized representatives.

For L’OREAL	For EOS

By: J. LECLAIRE	By: JOSEPH V. GULFO
Director of Advanced Research,	Chief Executive Officer
Life Sciences

Date:	Date:

FOR THE INSTITUTION

By:

Date:

READ AND ACKNOWLEDGED:

By: Dr.
Investigator

Date:

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ANNEX
PROTOCOL